Exhibit 99.1

Sanderson Farms, Inc. GENERAL OFFICES Post Office Box 988 • Laurel, Mississippi 39441-0988 Telephone (601) 649-4030 • Facsimile (601) 426-1461

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2010
LAUREL, Miss. (February 23, 2010) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first fiscal quarter ended January 31, 2010.
     Net sales for the first quarter of fiscal 2010 were $420.1 million compared with $388.9 million for the same period a year ago. For the quarter, the company had net income of $15.8 million, or $0.75 per fully diluted share, compared with a net loss of $6.7 million, or $0.33 per share, for the first quarter of fiscal 2009.
     “The results for the first quarter of fiscal 2010 reflect an improved overall poultry market compared with the first quarter of last year,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Demand for chicken at the retail grocery level has remained good and current supply levels are balanced with consumer demand in that market. Our food service business remains soft, reflecting the prolonged slowdown in restaurant traffic caused by current economic conditions. We expect these demand trends to continue until we see a meaningful improvement in the national job market and consumers resume spending and dining out again. Our results for the first quarter also reflect lower overall feed costs compared with the prior year. Grain prices have come down over recent weeks in reaction to the USDA’s January crop estimates, and we believe our feed costs for fiscal 2010 will remain below last year’s levels.”
According to Sanderson, market prices for poultry products were mixed during the first quarter of fiscal 2010 compared with the same period of fiscal 2009, but were higher overall. A simple average of the Georgia dock price for whole chickens was approximately 5.3 percent lower in the Company’s first fiscal quarter compared with the same period in 2009. Boneless breast meat prices during the quarter were approximately 6.2 percent higher than the prior-year period. The average market price for bulk leg quarters increased approximately 11.6 percent for the quarter compared with the same period last year. The increase in leg quarter prices during the quarter is primarily due to better world economic and credit conditions compared with a year ago and more stable export demand. The bright spot in the poultry market is noted in jumbo wing prices, which averaged $1.57 per pound, up 36.4 percent compared with an average of $1.15 per pound a year ago, reflecting strong seasonal demand during the football season. Feed costs, the Company’s largest single component in cost of sales, decreased 4.6 percent compared with the first quarter a year ago.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2010

February 23, 2010
     “We are pleased with the start to fiscal 2010 and are cautiously optimistic about the year ahead,” Sanderson continued. “We believe that we have reached a more favorable industry balance of supply and demand levels for poultry products, and egg sets and breeder placements remain in check. The construction of our Kinston, North Carolina, plant is moving forward as planned and we expect to begin processing chickens at this location in January 2011.”
     Sanderson Farms will hold a conference call to discuss this press release today, February 23, 2010, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 5, 2010. Those without Internet access may listen to the call by dialing (800-533-9703), confirmation code 2145370.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2009 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s first quarter ended January 31, 2010.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2010

February 23, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2010	2009
Net sales	$420,123	$388,884
Costs and expenses:
Cost of sales	378,044	383,912
Selling, general and administrative	16,360	11,914

	394,404	395,826

Operating income (loss)	25,719	(6,942)

Other income (expense):
Interest income	5	7
Interest expense	(1,132)	(3,211)
Other	5	(3)

	(1,122)	(3,207)

Income (loss) before income taxes	24,597	(10,149)
Income tax expense (benefit)	8,780	(3,400)

Net income (loss)	$15,817	$(6,749)

Basic income (loss) per share	$0.75	$(0.33)

Diluted income (loss) per share	$0.75	$(0.33)

Dividends per share	$0.15	$0.14

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Sanderson Farms Reports Results for First Quarter of Fiscal 2010

February 23, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$665	$8,194
Accounts receivable, net	66,784	68,461
Inventories	152,695	140,521
Refundable income taxes	0	1,567
Deferred income taxes	3,301	2,866
Prepaid expenses and other current assets	20,852	18,428

Total current assets	244,297	240,037

Property, plant and equipment	763,808	740,587
Less accumulated depreciation	(358,293)	(347,459)

	405,515	393,128

Other assets	2,905	3,011

Total assets	$652,717	$636,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,917	$36,878
Accrued expenses	35,296	39,474
Current maturities of long-term debt	991	1,022

Total current liabilities	79,204	77,374

Long-term debt, less current maturities	102,966	103,123
Claims payable	2,100	2,600
Deferred income taxes	22,401	22,371
Stockholders’ equity:
Common stock	20,378	20,334
Paid-in capital	37,590	35,143
Retained earnings	388,078	375,231

Total stockholders’ equity	446,046	430,708

	$652,717	$636,176

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